                                                                    Exhibit 10.2



                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This amended and restated Employment Agreement (the "Agreement") by and between Integrated Electrical Services, Inc., a Delaware Corporation ("IES"), Primo Electric Company, a Delaware Corporation and wholly owned subsidiary of IES ("Primo") and Richard L. China ("Executive") is hereby entered into effective as of this ____ day of _____________, 2003.


                                    RECITALS

     Whereas, Executive and Primo have previously entered into an Employment Agreement (the "Original Agreement") as of the 12th day of January, 1999; and

     Whereas, the parties to the Original Agreement deem it desirable to amend and restate such Agreement in its entirety and to include IES as a party to the Agreement; and

     Whereas, as of the Effective Date, IES and the subsidiary companies of IES (collectively, the "IES Companies") are engaged primarily in the providing of any electrical contracting, information technology principally related to the electrical contracting or cabling industry, and related services business; and

     Whereas, Executive is employed hereunder by IES in a confidential relationship wherein Executive, in the course of his/her employment with IES, has and will continue to become familiar with and aware of information as to IES's customers and specific manner of doing business, including the processes, techniques and trade secrets utilized by IES, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to IES. This information is a trade secret and constitutes the valuable goodwill of IES.

     Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the Original Agreement is hereby amended and restated in its entirety as follows:


                                   AGREEMENTS

     1.   Employment and Duties.

          (a) IES hereby employs Executive as Chief Operating Officer. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of and consistent with Executive's position. Executive hereby accepts this employment upon the terms and conditions herein and agrees to devote substantially all of his/her time, attention and efforts to promote and further the business and interests of IES and its affiliates.

          (b) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by IES.

          (c) Executive shall not, during the term of his/her employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his/her services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

          2. Compensation. For all services rendered by Executive, IES shall compensate Executive as follows:

          (a) Base Salary. The base salary payable to Executive during the term shall be $30,833.33 monthly ($370,000 on an annualized basis), payable in accordance with IES' payroll procedures for officers, but not less frequently than monthly. Such base salary may be increased from time to time, at the discretion of the Board of Directors of IES (the "IES Board"), in light of the Executive's position, responsibilities and performance.

          (b) Executive Perquisites, Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from IES in such form and to such extent as specified below:

               (i) Reimbursement for all business travel and other out-of-pocket expenses (including those costs to maintain any professional certifications held or obtained by Executive) reasonably incurred by Executive in the performance of his/her duties pursuant to this Agreement and in accordance with IES' policy for executives of IES. All such expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with IES' expense reporting policy.

               (ii)Executive shall, subject to the satisfaction of any general eligibility criteria, be eligible to participate in all compensation and

               (iii) Provided Executive is the Chief Operating Officer of IES, he/she may receive an incentive payment equal to a percentage of his/her annualized base, as set forth in paragraph 2(a) above, developed based on mutually agreeable goals, objectives and incremental performance of the business unit for which Executive is directly responsible, all subject to approval of the Compensation Committee of the Board of Directors. The actual payout of any incentive payment is typically made in December of each year.

               (iv) IES shall provide Executive with such other perquisites as may be deemed appropriate for Executive by the IES Board.

     3.   Non-Competition Agreement.


     (a) Executive recognizes that IES' willingness to enter into this Agreement is based in material part on Executive's agreement to the provisions of this paragraph 3 and that Executive's breach of the provisions of this paragraph 3 could materially damage IES. Subject to the further provisions of this Agreement, Executive will not, during the term of his/her employment with IES, and for a period of two years immediately following the termination of such for any reason whatsoever, either for Cause or in the event the Executive terminates his/her employment without Good Reason, except as may be set forth herein, directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any electrical contracting, information technology principally related to the electrical contracting or cabling industry, and related services business in direct competition with any IES Company within 100 miles of where any IES Company conducts business, including any territory serviced by an IES Company during the term of Executive's employment (the "Territory");

          (ii) call upon any person who is, at that time, an employee of an IES Company for the purpose or with the intent of enticing such employee away from or out of the employ of the IES Company;

          (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of an IES Company within the Territory for the purpose of soliciting or selling electrical contracting, information technology principally related to the electrical contracting or cabling industry, and related products or services in direct competition with the IES Companies within the Territory;

          (iv) call upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any competitor, which candidate was, to Executive's knowledge after due inquiry, either called upon by an IES Company or for which an IES Company made an acquisition analysis, for the purpose of acquiring such entity; or

          (v) disclose customers, whether in existence or proposed, of IES to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that

          IES has in the past disclosed such information to the public for valid business reasons.

          Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the Nasdaq Stock Market or on an over-the-counter or similar market, unless the Board of Directors of IES consents to such acquisition.

          (b) Because of the difficulty of measuring economic losses to IES as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to IES for which they would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by IES, in the event of breach by him/her, by injunctions and restraining orders. Executive further agrees to waive any requirement for IES' securing or posting of any bond in connection with such remedies.

          (c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the IES Companies on the date of the execution of this Agreement and the current plans of the IES Companies; but it is also the intent of IES and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the IES Companies throughout the term of this covenant, whether before or after the date of termination of the employment of Executive, unless the Executive was conducting such new business prior to any IES Company conducting such new business. For example, if, during the term of this Agreement, an IES Company engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefore, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant, unless the Executive was conducting such new business prior to any IES Company conducting such new business.

          (d) It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder and shall enter into a business or pursue other activities not in competition with the electrical contracting activities of the IES Companies or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Executive's obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if the IES Companies shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

          (e) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

          (f) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against IES, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by IES of such covenants. It is specifically agreed that the period of two years (subject to the further provisions of this Agreement) following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 3.

          (g) IES and the Executive hereby agree that this covenant is a material and substantial part of this transaction.

     4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Effective Date and continue for three years (the "Initial Term") and, unless terminated sooner as herein provided, shall continue on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal (the "Extended Term"). This Agreement and Executive's employment may be terminated in any one of the following ways:

          (a) Notice of Non-Renewal. This amended and restated agreement may be terminated by the Company by serving notice of intent not to continue the agreement no later than ninety (90) days prior to the expiration of the Initial or Extended Term. Notwithstanding the foregoing, in the event a change of control (as defined in Paragraph 9) occurs during either the Initial Term or the Extended Term, this Agreement may not be terminated by the Company for a period of two (2) years following such change in control.

          (b) Death. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive's estate.

          (c) Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his/her full-time duties hereunder for four consecutive months, then 30 days after receiving written notice (which notice may occur before or after the end of such four-month period, but which shall not be effective earlier than the last day of such four-month period), IES may terminate Executive's employment hereunder, provided that Executive is unable to resume his/her full-time duties at the conclusion of such notice period. Also, Executive may terminate his/her employment hereunder if his/her health should become impaired to an extent that makes the continued performance of his/her duties hereunder hazardous to his/her physical or mental health, provided that Executive shall have furnished IES with a written statement from a doctor reasonably acceptable to IES to such effect and provided, further, that, at IES' request made within 30 days of the date of such written statement, Executive shall submit to an examination by a doctor selected by IES who is reasonably acceptable to Executive or Executive's doctor and such second doctor shall have concurred in the conclusion of Executive's doctor. In the event this Agreement is terminated as a result of Executive's disability, Executive shall receive from IES, in a lump sum payment due within 10 days of the effective date of termination, six months of base salary at the rate then in effect.

          (d) Cause. IES may terminate this Agreement and Executive's employment 10 days after written notice to Executive for "Cause", which shall be: (1) Executive's breach of this Agreement; (2) Executive's gross negligence in the performance or intentional nonperformance of any of Executive's duties and responsibilities hereunder; (3) Executive's dishonesty or fraud with respect to the business, reputation or affairs of IES; (4) Executive's conviction of a felony crime or crime involving moral turpitude; (5) Executive's violation of Company policy; or (6) Executive's drug or alcohol abuse. In the event of a termination for Cause, Executive shall have no right to any severance compensation.

          (e) Without Cause. Executive may be terminated without Cause by IES during either the Initial Term or Extended Term. Should Executive be terminated by IES without Cause during the Initial Term or the Extended Term, Executive shall receive from IES, in a lump sum payment due on the effective date of termination, the base salary at the rate then in effect for one year (severance compensation). Further, any termination without Cause by IES shall operate to shorten the period set forth in paragraph 3(a) and during which the terms of paragraph 3 apply to one year from the date of termination of employment.

          (f) Good Reason. Executive may voluntarily terminate his/her employment for Good Reason (as hereinafter defined), effective 14 days after written notice is provided to IES. Should Executive terminate his/her employment for Good Reason during the Initial Term or the Extended Term, Executive shall receive from IES, in a lump sum payment due on the effective date of termination, the base salary at the rate then in effect for one year (severance compensation). Further, any termination by Executive for Good Reason shall operate to shorten the period set forth in paragraph 3(a) and during which the terms of paragraph 3 apply to one year from the date of termination of employment. Otherwise, Executive may voluntarily terminate his/her employment without Good Reason, effective 30 days after written notice is provided to IES. If Executive resigns or otherwise terminates his/her employment without Good Reason, Executive shall have no right to any severance compensation.

          Executive shall have "Good Reason" to terminate his/her employment hereunder upon the occurrence of any of the following events, unless such event is agreed to in writing by Executive: (a) Executive's annual base salary as then in effect is reduced; (b) Executive is demoted by means of a material reduction in authority, responsibilities or duties to a position of less stature or importance within IES than the position described in Section 1 hereof; or (c) the relocation of the Company's principal executive offices to a location outside the greater Houston, Texas area or the Company's requiring Executive to relocate anywhere other than the Company's principal executive offices.

     5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of IES or any IES Companies or their representatives, vendors or customers which pertain to the business of IES or any IES Companies shall be and remain the property of IES or the IES Company, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of IES or the IES Company which is collected by Executive shall be delivered promptly to IES without request by it upon termination of Executive's employment.

     6. Inventions. Executive shall disclose promptly to IES any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one year thereafter, if conceived during employment, and which are directly related to the business or activities of IES and which Executive conceives as a result of his/her employment by IES. Executive hereby assigns and agrees to assign all his/her interests therein to IES or its nominee. Whenever requested to do so by IES, Executive shall execute any and all applications, assignments or other instruments that IES shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect IES' interest therein.

     7. Trade Secrets. Executive agrees that he/she will not, during or after the term of this Agreement, disclose the specific terms of IES' relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of IES, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

     8. Confidentiality.


          (a) Executive acknowledges and agrees that all Confidential Information (as defined below) of IES is confidential and a valuable, special and unique asset of IES that gives IES an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes IES a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws and, that unauthorized disclosure or unauthorized use of IES' Confidential Information would irreparably injure IES.

          (b) Both during the term of Executive's employment and after the termination of Executive's employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of IES, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive's employment), disclose any Confidential Information to any person or entity (except other employees of IES who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from IES' premises, without the prior written consent of the President of IES, or permit any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

          (c) Upon the termination of Executive's employment with IES for any reason, and upon request of IES at any other time, Executive shall promptly surrender and deliver to IES all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to IES in writing that all such materials have been returned.

     (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for IES (whether or not owned or developed by IES and whether or not developed by Executive) that is not generally known to persons in the electrical contracting business. Confidential information includes, but is not limited to, the following: all trade secrets of IES; all information that IES has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning IES' products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all Company business records and plans; all Company personnel files; all financial information of or concerning IES; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to IES; all computer hardware or software manual; all training or instruction manuals; and all data and all computer system passwords and user codes.

     9. Change in Control.

          (a) Executive understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder or that the Company may undergo a Change in Control (as defined below). In the event a Change in Control is initiated or occurs during the Initial Term or Extended Term, then the provisions of this paragraph 9 shall be applicable.

          (b) In the event of a Change in Control wherein the Company and Executive have not received written notice at least ten business days prior to the date of the event giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then Executive may, at Executive's sole discretion, elect to terminate Executive's employment on such Change in Control by providing written notice to the Company prior to the closing of the transaction giving rise to the Change in Control. In such case, Executive shall receive from Company, in a lump sum payment due on the effective date of termination in lieu of any other payments pursuant to this agreement (i) the equivalent to two and one half times a year's base salary at the rate then in effect, plus two and one half times annual bonus at the then current percentage applicable to Executive determined at 100% payout and
     (ii) two years' coverage under the Company's medical benefit plan on a tax neutral basis.

          (c) If, on or within six months following the effective date of a Change in Control the Company terminates Executive's employment other than for Cause or Executive terminates his employment for Good Reason, or if Executive's employment with the Company is terminated by the Company within thirty days before the effective date of a Change in Control and it is reasonably demonstrated that such termination (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then Executive shall receive from Company, in a lump sum payment due on the effective date of termination,. in lieu of any other payments pursuant to this agreement (i) the equivalent to two and one half times a year's base salary at the rate then in effect, plus two and one half times annual bonus at the then current percentage applicable to Executive determined at 100% payout and (ii) two years' coverage under the Company's medical benefit plan on a tax neutral basis.

          (d) A "Change in Control" shall be deemed to have occurred if:

               (i) any person, entity or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), other than the IES Companies or an employee benefit plan of the IES Companies, acquires, directly or indirectly, the beneficial ownership (as defined in Section 13(d) of the Act) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 20% or more of the total voting power of all of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

               (ii) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company);

               (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of all of the outstanding voting securities of the Company immediately prior to the transactions with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

               (iv) the stockholders of the Company shall approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

               (v) if, at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          (e) Notwithstanding anything in this Agreement to the contrary, a termination pursuant to paragraph 9(b), (c), or (d) shall operate to automatically waive in full the non-competition restrictions imposed on Executive pursuant to paragraph 3(a).

          (f) If it shall be finally determined that any payment made or benefit provided to Executive in connection with a Change in Control of the Company, whether or not made or provided pursuant to this Agreement, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor thereto, the Company shall pay Executive an amount of cash (the "Additional Amount") such that the net amount received by Executive after paying all applicable taxes on such Additional Amount shall be equal to the amount that Executive would have received if Section 4999 were not applicable.

     10. Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys' fees and reasonable expenses of such separate counsel. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited gross, willful and wanton negligence and misconduct nor performed criminal and fraudulent acts which materially damage the business of the Company.

     11. Outplacement Services. Should Executive be terminated Without Cause or resign with Good Reason, he/she shall be entitled to outplacement services commensurate with Executive's position for a period of one year or until he/she obtains comparable employment, whichever is less.

     12. No Prior Agreements. Executive hereby represents and warrants to IES that the execution of this Agreement by Executive and his/her employment by IES and the performance of his/her duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify IES for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against IES based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

     13. Assignment; Binding Effect. Executive understands that he/she has been selected for employment by IES on the basis of his/her personal qualifications, experience and skills. Executive agrees, therefore, that he/she cannot assign all or any portion of his/her performance under this Agreement. Subject to the preceding two sentences and the express provisions of paragraph 11 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     14. Release. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any payments pursuant to this Agreement unless Executive has executed (and not revoked) a general release of all claims Executive may have against IES and its affiliates in a form of such release reasonably acceptable to IES.

     15. Complete Agreement. Executive has no oral representations, understandings or agreements with IES, IES or any of their officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between IES, IES and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified, except by a further writing signed by an officer of IES who must be duly authorized by IES' Board of Directors and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party's failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.

     16. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:



     To IES:             Law Department
                               Integrated Electrical Services, Inc.
                               1800 West Loop South, Suite 500
                               Houston, Texas 77027

     To Executive:             Richard L. China
                               1720 Love Point Drive
                               Stevensville, MD 21666


Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 16.

     17. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     18. Dispute Resolutions. Except with respect to injunctive relief as provided in paragraph 3(b), neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request the Association of Attorney Mediators in Harris County, Texas to appoint a mediator certified by the Supreme Court of Texas. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses, including reasonable attorneys' fees, of the prevailing party in any dispute arising under this Agreement will be promptly paid by the other party.

     19. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflicts of law provisions.

     20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.


                                            INTEGRATED ELECTRICAL SERVICES, INC.


                                            By:
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                                            Name:
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                                            Title:
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                                            PRIMO ELECTRIC COMPANY

                                            By:
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                                            Name:
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                                            Title:
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                                            EXECUTIVE


                                            ------------------------------------
                                            Richard L. China